EXHIBIT 23b

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-105704 on Form S-3 of our report dated February 27, 2007, which expresses an unqualified opinion and includes explanatory paragraphs for the adoption of Statement of Financial Accounting Standards No. 158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS and Financial Accounting Standards Board Interpretation No. 47, ACCOUNTING FOR CONDITIONAL ASSET RETIREMENT OBLIGATIONS, appearing in this Annual Report on Form 10-K of PSEG Power LLC for the year ended December 31, 2006.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 27, 2007